EXHIBIT 4.3



                           CERTIFICATE OF DESIGNATIONS


               SERIES G 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                        SERIES H SPECIAL PREFERRED STOCK

               SERIES I 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                        SERIES J SPECIAL PREFERRED STOCK

                                       OF

                            SHARED TECHNOLOGIES INC.


         SHARED TECHNOLOGIES INC., a Delaware corporation, certifies that pursuant to the authority expressly granted to the Board of Directors in Article FOURTH of the Corporation's Restated Certificate of Incorporation, the Board of Directors of the Corporation duly adopted the following resolution creating four series of Preferred Stock designated as Series G 6% Cumulative Convertible
Preferred Stock, Series H Special Preferred Stock, Series I 6% Cumulative Convertible Preferred Stock and Series J Special Preferred Stock:

         RESOLVED:         That this  Corporation  create and authorize  250,000
                           shares   of  Series  G  6%   Cumulative   Convertible
                           Preferred  Stock  and  200,000  shares  of  Series  H
                           Special Preferred Stock, each with the terms, rights and preferences as set forth in the Designation of Rights and Preferences, attached hereto as Exhibit A and Exhibit B, respectively, and made a part of these resolutions, and to be issued in accordance with the provisions of the Merger Agreement;

         RESOLVED:         That this  Corporation  create  and  authorize  up to
                           250,000 shares of Series I 6% Cumulative  Convertible
                           Preferred  Stock  and  200,000  shares  of  Series  J
                           Special Preferred Stock, each with the terms, rights and preferences as set forth in the Designation of Rights and Preferences, attached hereto as Exhibit C and Exhibit D, respectively, and made a part of these resolutions, and to be issued in accordance with the provisions of the Exchange Agreement;

         RESOLVED:         That in connection  with the  foregoing  resolutions,
                           each of the Chief Executive Officer and President, the Chief Financial Officer, Treasurer, any Vice
                           President and Secretary of this Corporation be, and each hereby is, authorized and directed, for and on behalf of this Corporation, to file such documents, including, but not limited to, the Designation of Rights and Preferences annexed hereto as

                           Exhibits A, B, C and D as are necessary with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, said SHARED TECHNOLOGIES INC. has caused this Certificate of Designations of its Series G 6% Cumulative Convertible Preferred Stock, Series H Special Preferred Stock, Series I 6% Cumulative Convertible Preferred Stock and Series J Special Preferred Stock to be duly executed by its Senior Vice President and attested to by its Secretary and has caused its corporation seal to be affixed hereto as of the 8th day of March, 1996.


                                                     SHARED TECHNOLOGIES INC.


                                                     By:/s/ Vincent DiVincenzo
                                                        Vincent DiVincenzo,
                                                        Senior Vice President

(Corporation Seal)

ATTEST:


/s/ Kenneth M. Dorros
Kenneth M. Dorros, Secretary

                                                                   New Preferred

Designation of Series I 6% Cumulative Convertible
Preferred Stock


                  1. Designation; Rank. The series of Preferred Stock designated and known as "Cumulative Series I 6% Convertible Preferred Stock" shall consist of 250,000 shares, par value $.01 per share and shall herein be referred to as the "Cumulative Convertible Preferred Stock". Shares of the Cumulative Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.004 per share (the "Common Stock")), and each other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks on a parity with the Cumulative Convertible Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution ("Junior Stock"), on a parity with the Series D Preferred Stock, Special Preferred Stock and each other class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Cumulative Convertible Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution ("Parity Stock"), and, junior to the Series C Preferred Stock and each other class of capital stock or series of preferred stock hereafter created which has been approved by the holders of the Cumulative Convertible Preferred Stock in accordance with Section 4 and which expressly provides that it ranks senior to the Cumulative Convertible Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution ("Senior Stock").

                  2.       Dividends.

                  (a) The holders of the Cumulative Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends in cash at the annual rate of 6% of the Liquidation Preference (as hereinafter defined) thereof, in equal quarterly payments in arrears on March 31, June 30, September 30 and December 31 in each year (each such date is referred to as a "Dividend Payment Date") commencing on March 31, 1996, payable in preference and priority to any payment of any cash dividend on any Junior Stock, junior in preference and priority to any payment of any cash dividend on any Senior Stock and on a parity with any payment of any cash dividend on any Parity Stock. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared. If the Dividend Payment

Date is not a business day, the Dividend Payment Date shall be the next succeeding business day.

                  (b) Each of such quarterly dividends shall be fully cumulative, whether or not earned or declared, and shall accrue without interest, from the first day of the quarter in which such dividend may be payable as herein provided until the applicable Dividend Payment Date with respect thereto (except that with respect to the first quarterly dividend, such dividend shall accrue from March 13, 1996). In addition, if not fully paid in cash on such Dividend Payment Date, each such dividend shall accrue interest at an annual rate of 12% thereof from such Dividend Payment Date until the date fully paid in cash.

                  (c) In the event that the Corporation shall have cumulative, accrued and unpaid dividends outstanding (including any interest accruing thereon as herein provided) immediately prior to and in the event of a conversion of any shares of Cumulative Convertible Preferred Stock as provided in Section 5 hereof, the Corporation shall, at the option of the holder of such shares, pay in cash to such holder the full amount of any such dividends (including any interest accruing thereon as herein provided) or allow such dividends (including any interest accruing thereon as herein provided) to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 5 hereof.

                  3.       Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Cumulative Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock but before any payment shall be made to the holders of any Junior Stock, and on a parity with any payment to the holders of Parity Stock, an amount equal to $100 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the "Liquidation Preference") plus with respect to any date, an additional amount (the "Additional Amount") equal to the total amount of dividends a holder of such share of Cumulative Convertible Preferred Stock would have received from the original issue date of such share of Cumulative Convertible Preferred Stock until such date, if dividends were paid quarterly in cash as herein provided at the rate of 10% per annum minus the total amount of cash dividends actually paid on such share of Cumulative Convertible Preferred

Stock without giving effect to any accrued and paid interest on such dividends as herein provided. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Cumulative Convertible Preferred Stock the full amount to which they shall be entitled, the holders of Cumulative Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) After the payment of all preferential amounts required to be paid to the holders of Senior Stock, Parity Stock and Cumulative Convertible Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                  (c) Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payment shall be made, shall be given by mail, postage prepaid, or by telecopier, not less than 20 days prior to the payment date stated therein, to the holders of record of the Cumulative Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  (d) Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

                  (e) For the purposes of this Section 3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

                  4.       Voting.

                  (a) Except as may be otherwise provided in these terms of the Cumulative Convertible Preferred Stock or by law, the Cumulative Convertible Preferred Stock shall not be entitled to vote.

                  (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Cumulative Convertible Preferred Stock so as to affect adversely the Cumulative Convertible Preferred Stock, without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Cumulative Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock with preference or priority over the Cumulative Convertible
Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Cumulative Convertible Preferred Stock, and the authorization or issuance of any series of Preferred Stock on a parity with the Cumulative Convertible Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed not to affect adversely the Cumulative Convertible Preferred Stock.

                  (c) In the event that the Corporation shall fail to declare and pay in full dividends on the Cumulative Convertible Preferred Stock as set forth in Section 2(a) hereof on four consecutive Dividend Payment Dates then the number of directors constituting the Board of Directors shall be increased by one director and the holders of shares of the Cumulative Convertible Preferred Stock, in addition to any other rights that they may otherwise have, shall have the exclusive right, voting separately as a class, to elect such one director of the Corporation.

                  (d) In  addition  to the  rights  specified  in the  foregoing
Section 4(c), in the event that the Corporation shall fail to declare and pay in full dividends on the Cumulative Convertible Preferred Stock as set forth in
Section 2(a) hereof on eight consecutive Dividend Payment Dates, then the number of directors constituting the Board of Directors shall be increased by an additional one director and the holders of shares of the Cumulative Convertible Preferred Stock, in addition to any other rights that they may otherwise have, shall have the exclusive right, voting separately as a class, to elect such additional one director of the Corporation (in addition to the additional director elected pursuant to Section 4(c)).

                  (e) Any voting right pursuant to Section 4(c) or (d) may be exercised initially either by written consent or at a special meeting of the holders of the Cumulative Convertible Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends accumulated on the shares of the Cumulative Convertible Preferred Stock shall have been paid in full, at which time such voting right and the term of any director elected pursuant to this Section 4 shall terminate and the number of directors constituting the full Board of Directors shall be reduced accordingly.

                  (f) At any time  when the  voting  right  specified  in either
Section 4(c) or (d) shall have vested in holders of shares of the Cumulative Convertible Preferred Stock as described in such Section 4(c) or (d), as the case may be, and if such right shall not already have been exercised by written consent, a proper officer of the Corporation may call, and, upon the written request, addressed to the Secretary of the Corporation, of the record holders of shares representing twenty-five percent (25%) or more of the then outstanding shares of Cumulative Convertible Preferred Stock, shall call, a special meeting of the holders of the Cumulative Convertible Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place in New York City designated by the Board of Directors.

                  (g) At any meeting held for the purpose of electing directors at which the holders of shares of Cumulative Convertible Preferred Stock shall have the right to elect a director as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) of the then outstanding shares of Cumulative Convertible Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                  (h) Any director elected by holders of Cumulative Convertible Preferred Stock pursuant to the voting right created under this Section 4 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 4(e)) and any vacancy in respect of any such director shall be filled only by vote of the holders of such Cumulative Convertible Preferred Stock entitled to elect such director by written consent or at a special meeting called in accordance with the procedures set forth in Section 4(f), or, if no such special meeting is called or written consent executed, at the next annual meeting of stockholders. Upon any termination of such voting right, subject to applicable law, the term of office of the director elected by holders of Cumulative Convertible Preferred Stock voting separately as a class pursuant to this
Section 4 shall terminate.

                  (i)      In exercising the voting rights set forth in this
Section 4, each share of Cumulative Convertible Preferred Stock shall have one vote.

                  5. Optional Conversion. The holders of the Cumulative Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Cumulative Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the sum of (x) the Liquidation Preference thereof and (y) the Additional Amount thereof by (B) the Conversion Price (as defined below) in effect at the time of conversion; provided, that the Company may, at its option, elect to pay the Additional Amount in cash in lieu of shares of Common Stock at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Cumulative Convertible Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be $6.3750. Such initial Conversion Price, and the rate at which shares of Cumulative Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

                  In the event of a notice of redemption of any shares of Cumulative Convertible Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Cumulative Convertible Preferred Stock.

                  (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Cumulative Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                  (c)      Mechanics of Conversion.

                    (i) In order for a holder of Cumulative Convertible Preferred Stock to convert shares of Cumulative Convertible Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Cumulative Convertible Preferred Stock at the office of the transfer agent for the Cumulative Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Cumulative Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in a form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Cumulative Convertible Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share, and in the case of the conversion of less than all of the shares of the Cumulative Convertible Preferred Stock represented by a certificate, a new certificate for the number of shares of Cumulative Convertible Preferred Stock not so converted.

                   (ii) The Corporation shall at all times when the Cumulative Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Cumulative Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Cumulative Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Cumulative Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                  (iii) All shares of Cumulative Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Cumulative Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Cumulative Convertible Preferred Stock accordingly.

                  (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time, after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Cumulative Convertible Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                    (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                   (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

                  (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in property of the Corporation or securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Cumulative Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount and type of such property and securities of the Corporation that they would have received had their Cumulative Convertible Preferred Stock been converted into Common Stock on the date of such event and, with respect to any such securities receivable by them as aforesaid, had thereafter, during the period from the date of such event to and including the conversion date, retained such securities during such period giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Cumulative Convertible Preferred Stock.

                  (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Cumulative Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Cumulative Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Cumulative Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as as a liquidation pursuant to Section 3(a)), each share of Cumulative Convertible Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Cumulative Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interests thereafter of the holders of the Cumulative Convertible Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Cumulative Convertible Preferred Stock.

                  (i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Cumulative Convertible Preferred Stock against impairment.

                  (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Cumulative Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Cumulative Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Cumulative Convertible Preferred Stock.

                  (k)      Notice of Record Date.  In the event:

                    (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                   (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                  (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                   (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation,

         then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Cumulative Convertible Preferred Stock, and shall cause to be mailed to the holders of the Cumulative Convertible Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                           (A) the record date of such  dividend,  distribution,
                  subdivision or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                           (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                  6.       Redemption.

                  (a) At any time and from time to time after March 31, 1999, the Corporation may, at the option of its Board of Directors, redeem the Cumulative Convertible Preferred Stock in the manner provided below, in whole or in part, at a redemption price (the "Optional Redemption Price") equal to 100% of the Liquidation Preference thereof plus the Additional Amount on the Redemption Date (as defined below); provided that the Corporation shall not redeem any shares of Cumulative Convertible Preferred Stock unless and until all accrued and unpaid dividends (including any interest accruing thereon as herein provided) on the Cumulative Convertible Preferred Stock through the Redemption Date have been paid in full in cash.

                  (b) The Corporation shall redeem all outstanding shares of Cumulative Convertible Preferred Stock on March 31, 2008 in the manner provided below at a redemption price equal to the Liquidation Preference thereof plus the Additional Amount on the Redemption Date (the "Mandatory Redemption Price").

                  (c) At least 30 days prior to the date fixed for any redemption of Cumulative Convertible Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Cumulative Convertible Preferred Stock to be redeemed, at its address last shown on the records of the transfer agent of the Cumulative Convertible
Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). The Redemption Notice shall state:

                  (1) whether the redemption is pursuant to Section (6)(a) or (6)(b) hereof;

                  (2) the Optional Redemption Price or Mandatory Redemption Price, as the case may be;

                  (3) whether all or less than all the outstanding shares of the Cumulative Convertible Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of such Cumulative Convertible Preferred Stock being redeemed;

                  (4) the number of shares of Cumulative Convertible Preferred Stock held, as of the appropriate record date, by the holder that the Corporation intends to redeem;

                  (5) the date fixed for redemption (the "Redemption Date");

                  (6) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Cumulative Convertible Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Cumulative Convertible Preferred Stock to be redeemed; and

                  (7) that dividends on the shares of the Cumulative Convertible Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be.

                  (d) Each Holder of Cumulative Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Cumulative Convertible Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired and shall not under any circumstances be reissued. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (e) Unless the Corporation defaults in the payment in full of the redemption price, dividends on the Cumulative Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the

Optional Redemption Price or Mandatory Redemption Price, as the case may be, without interest.

                  (f) In the event of any redemption of only a part of the then outstanding Cumulative Convertible Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof based on the number of shares of Cumulative Convertible Preferred Stock held by such holders on the date of the Redemption
Notice.

                  7.       Certain Restrictions.

                  (a) No dividends or other distributions shall be declared or paid, set apart for payment or otherwise made on any Junior Stock or Parity Stock for any period and no shares of any Junior Stock or Parity Stock shall be redeemed or otherwise repurchased unless (i) full cumulative dividends (including any interest accruing thereon as herein provided) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Cumulative Convertible Preferred Stock for all dividend payment periods ending on or prior to the date such dividend or other distribution shall be declared or paid, set apart for payment or otherwise made or the date of such redemption or repurchase, as the case may be, (ii) on the date such dividend shall be declared, paid, set apart for payment or otherwise made or the date of such redemption or repurchase, as the case may be, the Corporation shall have made all payments required to be made by it pursuant to Section 6 and otherwise be in compliance with all of its obligations hereunder.

                  (b) The Corporation shall not create or permit to exist any contractual restriction which would restrict in any way the Corporation's ability to make required payments on the Cumulative Convertible Preferred Stock or the Series C Preferred Stock, except: (1) for such contractual restrictions consented to in writing by a majority of the holders of the Cumulative Convertible Preferred Stock before or after the Corporation enters into such contractual restrictions (the "Approved Contracts"), and (2) any subsequent amendments, modifications, supplements, or restatements of the Approved Contracts (including such contractual restrictions entered into in connection with any refinancings of any debt instruments issued by or borrowings of the Corporation) (the "Subsequent Contracts"); provided that, any such Subsequent Contracts will not be permitted to contain restrictions on the Corporation's payment obligations with respect to the Cumulative Convertible Preferred Stock or Series C Preferred Stock of the Corporation which are more restrictive than, or more adverse to the holders of the Cumulative Convertible Preferred Stock or Series C Preferred Stock of the Corporation, in each such case, in any material respect as set forth in any such Approved Contracts.